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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated October 16, 2001 included in The Titan Corporation's Form 8-K, filed on October 25, 2001 and to all references to our Firm included in this registration statement. Our report dated February 12, 2001 (except with respect to the matter discussed in Note 16, as to which the date is March 16, 2001) included in The Titan Corporation's Form 10-K for the year ended December 31, 2000 is no longer appropriate since restated financial statements have been presented giving effect to a discontinued operation.

/s/ ARTHUR ANDERSEN LLP

San Diego, California
October 23, 2001